UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): Nov. 26, 2008 (Nov. 21, 2008)

Connecticut Water Service, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

860-669-8630
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Declaration of Dividends

At its November 21, 2008 Meeting, the Board of Directors of Connecticut Water Service, Inc. (“CWS”) and its principal operating subsidiary, The Connecticut Water Company (“CWC”, and collectively with CWS, the “Company”) declared a quarterly cash dividend of $ 0.2225 per common share payable on December 15, 2008 for shareholders of record as of December 1, 2008.  In addition, the Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly-traded) payable on January 16, 2009 for shareholders of record as of January 2, 2009, and a quarterly cash dividend of $0.225 on Preferred 90 shares (OTCBB: CTWSP) payable on February 2, 2009 for shareholders of record as of January 19, 2009.

Capital Spending and Additional Borrowing Plans

On November 21, 2008, the Company’s Board of Directors approved a $26.4 million Capital Spending Plan for 2009, which represents an $8.1 million, or 44%, increase over 2008’s projected spending of $18.3 million.  According to Eric W. Thornburg, Connecticut Water’s President and CEO, the Company intends to use the significant increase in capital spending on pipeline replacement projects.

In addition, the Board of Directors authorized short-term borrowing through lines of credit of up to $40 million, which is an increase of $19 million, or 91%, above current short-term borrowing limits. The Board also authorized the Company to make applications to the Connecticut Development Authority for long-term debt transactions in the calendar years 2009, 2010 and 2011, if needed. The Company anticipates the increased short and long-term borrowing will be necessary in large part to fund the increased capital spending. The Company is in discussions with its current lenders about increasing its current lines of credit.

WICA Application Submission to the DPUC

As previously disclosed, under a 2007 Connecticut surcharge mechanism, called the Water Infrastructure and Conservation Adjustment (WICA), surcharges of up to 5% annually and 7.5% between rate cases can be recovered in water rates for water main replacement and conservation-related capital spending projects. Water utilities interested in using WICA must submit an infrastructure needs assessment report to the Connecticut Department of Public Utility Control (“DPUC”). The DPUC reviews the infrastructure needs assessment report to be sure that the infrastructure investments are prudent and will benefit customers. Once the assessment report and its project priorities are approved by the DPUC, the needs assessment will provide a road map for water main and other conservation related infrastructure replacement.   The Company filed its infrastructure assessment report with the DPUC in October and expects a decision in the spring of 2009.

Revisions to SERP and Employment Agreements

As previously reported on January 30, 2008, the Company, in early 2008, adopted new forms of executive compensation agreements with the Company’s officers.

On November 21, 2008,  the Company’s Board of Directors approved additional minor changes to the form of Amended and Restated Employment Agreement and the form of Amended and Restated Supplemental Executive Retirement Agreement with the Company’s officers.  The changes are intended to make the Agreements conform to the final regulations implemented by the Internal Revenue Service under IRC Section 409A.

The Company will promptly enter into Amended and Restated Employment Agreement and Amended and Restated SERP Agreements with each of the following officers:
Name	Title

Peter J. Bancroft	Director, Rates & Forecasting, Assistant Treasurer
David C. Benoit	Vice President – Finance and Chief Financial Officer and Treasurer
Kristen A. Johnson	Vice President – Human Resources
Thomas R. Marston	Vice President – Business Development
Daniel J. Meaney	Corporate Secretary
Terrance P. O’Neill	Vice President – Service Delivery
Nicholas A. Rinaldi	Controller
Eric W. Thornburg	Chairman, President and Chief Executive Officer
Maureen P. Westbrook	Vice President – Customer and Regulatory Affairs

Copies of the new forms of the Amended and Restated Employment Agreement, the Amended and Restated SERP Agreement, will be filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2008.

Press Release

On November 24, 2008, the Company issued a press release describing the matters discussed above.  A copy of the Company’s press release dated November 24, 2008 is filed herewith as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

The following are filed herewith as exhibits

(c)           Exhibits
99.1	Company press release dated November 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: November 26, 2008	By: /s/ David C. Benoit David C. Benoit Vice President – Finance and Chief Financial Officer